                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                   FORM 8-K/A

     AMENDMENT NO. 1 TO CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 7, 1999


                             STUDENT ADVANTAGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         DELAWARE                        0-26173                   04-3263743
(STATE OR OTHER JURISDICTION OF      (COMMISSION FILE           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       NUMBER)                    IDENTIFICATION
                                                                     NUMBER)


                       280 SUMMER STREET, BOSTON, MA 02210
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (617) 912-2011
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

THE UNDERSIGNED REGISTRANT HEREBY AMENDS ITEM 7, OF ITS CURRENT REPORT ON FORM 8-K DATED OCTOBER 7, 1999 TO READ IN ITS ENTIRETY AS FOLLOWS:

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF VOICE FX CORPORATION

     THE FOLLOWING FINANCIAL FINANCIAL STATEMENTS REQUIRED BY ITEM 7 WITH RESPECT TO THE REGISTRANT'S ACQUISITION OF VOICE FX ARE FILED AS PART OF THIS REPORT:

     REPORT OF INDEPENDENT ACCOUNTANTS                                               P. 3
     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1997, 1998 AND
       JUNE 30, 1999 (UNAUDITED)                                                     P. 4
     CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
       1998 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED             P. 5
       DECEMBER 31, 1997 AND 1998 AND FOR THE SIX MONTHS ENDED JUNE 30, 1999
       (UNAUDITED)                                                                   P. 6
     CONSOLIDATED STATEMENTS OF CASH FLOW FOR THE YEARS ENDED DECEMBER 31, 1997 AND
       1998 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)          P. 7
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                      P. 8

(b)  PRO FORMA FINANCIAL INFORMATION

     THE FOLLOWING PRO FORMA FINANCIAL INFORMATION REQUIRED BY ITEM 7 WITH RESPECT TO THE REGISTRANT'S ACQUISITION OF VOICE FX IS FILED AS PART OF THIS REPORT:

     STUDENT ADVANTAGE, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS       P. 17
     PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 1999 (UNAUDITED)                P. 18
     PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED
       JUNE 30, 1999 (UNAUDITED)                                                     P. 19
     PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
       1998 (UNAUDITED)                                                              P. 20
     NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS                                P. 21

(c)  EXHIBITS

     2.1* AGREEMENT AND PLAN OF MERGER AMONG STUDENT ADVANTAGE, INC., SA
          ACQUISITION II, INC. AND VOICE FX CORPORATION DATED SEPTEMBER 27,
          1999.

     23.1 CONSENT OF PRICEWATERHOUSECOOPERS LLP

-------------------
* previously filed

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Voice FX Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Voice FX Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 15, 1999, except as to Note 11
 which is as of October 7, 1999

                              VOICE FX CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                          DECEMBER 31,             JUNE 30,
                                                                                       1997         1998             1999
                                                                                       ----         ----             ----
                                                                                                                  (unaudited)

                                 ASSETS
Current assets:
Cash and cash equivalents                                                          $ 3,996,381    $   193,189    $   264,339
Restricted cash                                                                        500,000             --             --
Accounts receivable (net of allowance of $39,074, $30,106 and $30,106
 at December 31, 1997 and 1998 and June 30, 1999 (unaudited), respectively)            281,899        499,977        829,667
Prepaid expenses and other current assets                                              479,970         64,023         29,470
                                                                                   -----------    -----------    -----------

Total current assets                                                                 5,258,250        757,189      1,123,476

Property and equipment, net                                                          1,029,455        711,102        645,602
Other assets                                                                            21,821         27,472         27,413
                                                                                   -----------    -----------    -----------

Total assets                                                                       $ 6,309,526    $ 1,495,763    $ 1,796,491
                                                                                   ===========    ===========    ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                                   $   671,737    $   234,706    $   436,663
Accrued expenses                                                                       101,355         96,228        160,746
Current portion of capital lease obligation                                             31,673         36,763         24,892
Income taxes payable                                                                   220,000             --             --
Deferred revenue                                                                       695,468        575,221        495,814
                                                                                   -----------    -----------    -----------

Total current liabilities                                                            1,720,233        942,918      1,118,115
                                                                                   -----------    -----------    -----------

Capital lease obligation, net of current portion                                        46,844         10,080          4,255
                                                                                   -----------    -----------    -----------

Commitments (Note 9)

Stockholders' equity:
Common stock, $0.01 par value; 4,000,000 shares authorized; 2,344,924, 3,010,095 and 3,010,095 shares issued and 2,344,924, 796,711 and 796,711 shares outstanding at December 31, 1997 and 1998 and June 30, 1999 (unaudited),
 respectively                                                                           23,449         30,101         30,101
Additional paid-in capital                                                           5,382,831      5,796,816      6,851,449

Accumulated deficit                                                                   (825,550)    (2,120,891)    (3,130,827)
Treasury stock, at cost, 2,213,384 shares at December 31, 1998 and June 30, 1999
 (unaudited)                                                                                --     (3,076,602)    (3,076,602)
                                                                                   -----------    -----------    -----------
                                                                                     4,580,730        629,424        674,121
Less: notes receivable from stockholders                                               (38,281)       (86,659)            --
                                                                                   -----------    -----------    -----------
Total stockholders' equity                                                           4,542,449        542,765        674,121
                                                                                   -----------    -----------    -----------
Total liabilities and stockholders' equity                                         $ 6,309,526    $ 1,495,763    $ 1,796,491
                                                                                   ===========    ===========    ===========


The accompanying notes are an integral part of the combined financial statements

                              VOICE FX CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                                    1997             1998             1998             1999
                                                                    ----             ----             ----             ----
                                                                                                   (unaudited)     (unaudited)

Revenue:
  Hardware                                                      $   637,832      $   637,166      $   637,166      $    39,885
  Services                                                          595,279        1,397,923          484,363        2,590,712
                                                                -----------      -----------      -----------      -----------
Total revenue                                                     1,233,111        2,035,089        1,121,529        2,630,597
                                                                -----------      -----------      -----------      -----------

Cost of revenues:
  Cost of hardware                                                  443,492          444,076          444,076           33,425
  Cost of services                                                  819,985        1,179,786          520,576        1,357,906
                                                                -----------      -----------      -----------      -----------
Total cost of revenues                                            1,263,477        1,623,862          964,652        1,391,331
                                                                -----------      -----------      -----------      -----------

Gross margin                                                        (30,366)         411,227          156,877        1,239,266
                                                                -----------      -----------      -----------      -----------

Operating expenses:
Product development                                                 454,674          507,967          213,274          225,833
Sales and marketing                                                 601,146          463,657          263,359          492,000
General and administrative                                        1,078,071          466,583          268,744          389,069
Stock-based compensation                                                 --          326,672          326,672        1,142,837
                                                                -----------      -----------      -----------      -----------

Total operating expenses                                          2,133,891        1,764,879        1,072,049        2,249,739
                                                                -----------      -----------      -----------      -----------

Operating loss                                                   (2,164,257)      (1,353,652)        (915,172)      (1,010,473)

Other income (expense):
Interest income                                                     141,243           68,217           59,376            3,505
Interest expense                                                   (214,998)          (9,906)          (5,419)          (2,968)
                                                                -----------      -----------      -----------      -----------

Loss from continuing operations before extraordinary loss        (2,238,012)      (1,295,341)        (861,215)      (1,000,936)
                                                                -----------      -----------      -----------      -----------

Discontinued operations:
Loss from discontinued operations                                  (613,846)              --               --               --
Gain on disposal of discontinued operations, net of
    income taxes of $220,000                                      6,739,187               --               --               --
                                                                -----------      -----------      -----------      -----------

Total income from discontinued operations                         6,125,341               --               --               --
                                                                -----------      -----------      -----------      -----------

Extraordinary loss on early extinguishment of debt (Note 4)        (838,193)              --               --               --
                                                                -----------      -----------      -----------      -----------

Net income (loss)                                               $ 3,049,136      $(1,295,341)     $  (861,215)     $(1,009,936)
                                                                ===========      ===========      ===========      ===========



The accompanying notes are an integral part of the combined financial statements

                              VOICE FX CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                        ADDITIONAL
                                                COMMON STOCK             PAID-IN      ACCUMULATED          TREASURY STOCK
                                            SHARES        AMOUNT         CAPITAL        DEFICIT         SHARES        AMOUNT
                                            ------        ------        ----------    -----------       ------        ------

Balance, December 31, 1996                 2,316,524    $    23,165    $ 5,353,146    $(3,874,686)            --    $        --

Exercise of common stock options              28,400            284         29,685

Net income                                        --             --             --      3,049,136             --             --
                                           ---------    -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1997                 2,344,924         23,449      5,382,831       (825,550)            --             --

Exercise of common stock warrant             378,807          3,788

Exercise of common stock options             286,364          2,864         87,313

Purchase of common stock for treasury                                                                 (2,213,384)   $(3,076,602)

Compensation expense related to common
 stock options                                                             326,672

Repayment of loans from stockholders

Interest on notes receivable from
 stockholders

Net loss                                          --             --             --     (1,295,341)            --             --
                                           ---------    -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1998                 3,010,095         30,101      5,796,816     (2,120,891)    (2,213,384)    (3,076,602)

Interest on notes receivable from
 stockholders (unaudited)

Forgiveness of notes receivable from
 stockholders (unaudited)                                                1,054,633

Net loss (unaudited)                              --             --             --     (1,009,936)            --             --
                                           ---------    -----------    -----------    -----------    -----------    -----------

Balance, June 30, 1999 (unaudited)         3,010,095    $    30,101    $ 6,851,449    $(3,130,827)    (2,213,384)   $(3,076,602)
                                           =========    ===========    ===========    ===========    ===========    ===========



                                            NOTES
                                          RECEIVABLE      TOTAL
                                            FROM       STOCKHOLDERS'
                                         STOCKHOLDERS     EQUITY
                                         ------------  -------------


Balance, December 31, 1996               $   (38,281)   $ 1,463,344

Exercise of common stock options                             29,969

Net income                                        --      3,049,136
                                         -----------    -----------

Balance, December 31, 1997                   (38,281)     4,542,449

Exercise of common stock warrant                              3,788

Exercise of common stock options             (85,177)         5,000

Purchase of common stock for treasury                    (3,076,602)

Compensation expense related to common
 stock options                                              326,672

Repayment of loans from stockholders          38,281         38,281

Interest on notes receivable from
 stockholders                                 (1,482)        (1,482)

Net loss                                          --     (1,295,341)
                                         -----------    -----------

Balance, December 31, 1998                   (86,659)       542,765

Interest on notes receivable from
 stockholders (unaudited)                     (1,545)        (1,545)

Forgiveness of notes receivable from
 stockholders (unaudited)                     88,204      1,142,837

Net loss (unaudited)                              --     (1,009,936)
                                         -----------    -----------

Balance, June 30, 1999 (unaudited)       $         --    $   674,121
                                         ===========     ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED FINANCIAL STATEMENTS

                              VOICE FX CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                            YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                                              1997           1998             1998          1999
                                                                              ----           ----             ----          ----
                                                                                                          (unaudited)   (unaudited)
Cash flows from operating activities:
Net loss from continuing operations                                       $(2,238,012)   $(1,295,341)   $  (861,215)   $(1,009,936)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization                                                 431,624        417,383        193,037        210,131
Write off of previously capitalized deferred public offering costs            442,577             --             --             --
Compensation expense related to common stock options                               --        326,672        326,672             --
Accrued interest on notes receivable from stockholders                             --         (1,482)            --         (1,545)
Forgiveness of notes receivable from stockholders                                  --             --             --      1,174,846
Changes in operating assets and liabilities:
Accounts receivable                                                           645,905       (218,078)       105,682       (329,690)
Prepaid expenses and other current assets                                    (370,947)       415,947        327,833          2,544
Other assets                                                                  175,419         (5,651)        (6,001)            59
Accounts payable and accrued expenses                                        (129,104)      (442,158)      (651,530)       266,475
Income taxes payable                                                               --       (220,000)      (200,000)            --
Deferred revenue                                                              858,925       (120,247)      (206,652)       (79,407)
                                                                          -----------    -----------    -----------    -----------

      Cash provided by (used in) operating activities                        (183,613)    (1,142,955)      (972,174)       233,477
                                                                          -----------    -----------    -----------    -----------

Cash flows from investing activities:
Purchase of property and equipment                                           (225,421)       (99,030)       (60,551)      (144,631)
Restricted cash                                                              (500,000)       500,000             --             --
                                                                          -----------    -----------    -----------    -----------

      Cash provided by (used in) investing activities                        (725,421)       400,970        (60,551)      (144,631)
                                                                          -----------    -----------    -----------    -----------

Cash flows from financing activities:
Common stock issued upon option and warrant exercises                          29,969          8,788          8,788             --
Payments on capital lease obligation                                          (27,287)       (31,674)       (15,246)       (17,696)
Purchase of common stock for treasury                                              --     (3,076,602)    (2,678,194)            --
Payments received on notes receivable from stockholders                            --         38,281         37,301             --
Payments on long-term debt                                                 (3,300,000)            --             --             --
                                                                          -----------    -----------    -----------    -----------

      Cash used in financing activities                                    (3,297,318)    (3,061,207)    (2,647,351)       (17,696)
                                                                          -----------    -----------    -----------    -----------

Net cash and cash equivalents provided by discontinued operations           7,914,345             --             --             --
                                                                          -----------    -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                        3,707,993     (3,803,192)    (3,680,076)        71,150

Cash and cash equivalents, beginning of period                                288,388      3,996,381      3,996,381        193,189
                                                                          -----------    -----------    -----------    -----------

Cash and cash equivalents, end of period                                  $ 3,996,381    $   193,189    $   316,305    $   264,339
                                                                          ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                 $    92,026    $     9,906    $     5,419    $     2,968
   Cash paid for income taxes                                             $        --    $   212,284    $   200,000    $        --

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

   Issuance of common stock for notes receivable from stockholders        $        --    $    85,177    $        --    $        --


 The accompanying notes are an integral part of the consolidated financial statements.

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION:

     Voice FX Corporation (the "Company") provides Internet and interactive voice response telephone services, primarily to colleges and universities. These services include telephone and Internet grade reporting, financial aid status reporting, fee payment reporting, registration, and telephone and Internet transcript ordering. To date, all of the Company's revenues have been in the U.S. and are reported through one operating segment. During 1997, the Company sold its corporate teleservices division and its FX Direct, Inc. product sample distribution subsidiary business.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Voice FX Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company sold its only wholly-owned subsidiary during 1997.

     CASH, CASH EQUIVALENTS AND RESTRICTED CASH

     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Restricted cash represents amounts held in escrow associated with certain representations and warranties made by the Company in connection with its sale of its teleservices division in 1997. The restricted cash was released to the Company in full during 1998.

     CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company invests its excess cash primarily in money market funds of major financial institutions. The Company provides credit to customers in the normal course of business. Collateral is not required for accounts receivable, but credit evaluations of customers' financial conditions are performed periodically. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     Revenues of approximately $638,000 (52%) were attributable to one customer during 1997. Revenues of approximately $637,000 (31%) and $309,000 (15%) were attributable to two customers during 1998. Revenues of approximately $637,000 (57%) were attributable to one customer during the six months ended June 30, 1998 (unaudited). Revenues of approximately $2.1 million (79%) were attributable to one customer during the six months ended June 30, 1999 (unaudited). Accounts receivable from three customers accounted for approximately $160,000 (50%), from two customers accounted for approximately $403,000 (76%) and from one customer accounted for approximately $550,000 (65%) (unaudited) of the total amounts due to the Company at December 31, 1997 and 1998 and June 30, 1999, respectively.

     PREPAID EXPENSES AND OTHER CURRENT ASSETS

     At December 31, 1997, prepaid expenses and other current assets included approximately $437,000 of hardware equipment which was installed and recognized as revenue during 1998.

                              VOICE FX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight line method over their estimated useful lives. Property and equipment held under capital leases are stated at the lower of the fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized using the straight-line method over the life of the related asset or the term of the lease. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income (loss). Maintenance and repair costs are expensed as incurred.

     The Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, on December 31, 1997. In accordance with SOP 98-1, the Company capitalizes costs of software development for internal use which meet certain criteria and amortizes such costs on a straight-line basis over the life of the software. These assets are included in property and equipment.

     SOFTWARE DEVELOPMENT COSTS

     Costs associated with purchased software, new products and enhancements to existing products are generally capitalized, after the establishment of technological feasibility, and amortized as the greater of the ratio of current revenues to total expected revenues from the product or the straight-line method over the remaining estimated economic life of the product. To date, costs of internally developed software which qualify for capitalization have not been material. All other research and development expenditures are charged to product development expense in the period incurred.

     REVENUE RECOGNITION

     The Company derives revenue from annual membership fees from colleges and universities that allow the college or university's students to utilize the Company's Internet and telephone services. Revenue from these memberships is recognized ratably over the annual term of the agreement. The Company also derives revenue from corporate sponsors who advertise on the Company's Internet website and through the Company's telephone services. Revenue from the corporate sponsors is generally a set price per "play" of the sponsor's advertisement; accordingly, revenue from corporate sponsors is recognized as such plays are provided. Revenue from hardware sales is recognized when the hardware is delivered and all implementation services have been provided. Amounts invoiced or received in advance of revenue being earned are recorded as deferred revenue.

     GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expense for the year ended December 31, 1997 included costs of approximately $636,000 previously capitalized in anticipation of an initial public offering of the Company's common stock. This anticipated offering did not occur and the Company no longer has plans for such an offering; accordingly, costs previously capitalized were expensed.

     INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") through disclosure only. All stock-based awards to nonemployees are accounted for in accordance with SFAS No. 123.

     COMPREHENSIVE INCOME (LOSS)

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires the reporting of comprehensive income (loss) in addition to net income (loss). Comprehensive income (loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss). During the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, the Company had no items qualifying as other comprehensive income (loss); accordingly, the adoption of SFAS 130 had no impact on the Company's financial statements.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     UNAUDITED INTERIM FINANCIAL DATA

     The interim financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 has been derived from unaudited financial statements of the Company. Management believes the Company's unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the six months ended June 30, 1998 and 1999 have not be audited and are not necessarily indicative of results to be expected for the full fiscal year.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is effective for the Company's fiscal year ending December 31, 2001. The Company does not expect the adoption of SFAS 133 to have a material effect on its financial position or results of operations.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     or service, conducting business in a new territory, conducting new business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for financial statements for years beginning after December 15, 1998. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

3.   PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1997 and 1998:

                                                       ESTIMATED
                                                      USEFUL LIFE
                                                        (YEARS)                         1997               1998
                                                        -------                         ----               ----

     Computer equipment                                    5                         $1,361,641         $1,432,575
     Office furniture and equipment                        5                             12,114             14,230
     Software                                              3                            502,830            528,810
     Leasehold improvements                   Shorter of estimated useful
                                                 life or life of lease                   18,309             18,309
                                                                                     ----------         ----------
                                                                                      1,894,894          1,993,924
     Less: accumulated depreciation
           and amortization                                                             865,439          1,282,822
                                                                                     ----------          ---------
                                                                                     $1,029,455          $ 711,102
                                                                                     ==========          =========


     At December 31, 1997 and 1998, fixed assets under capital leases included computer equipment with a cost of approximately $145,000 and accumulated depreciation of approximately $77,000 and $106,000, respectively.

     Depreciation expense for the years ended December 31, 1997 and 1998 was approximately $397,000 and $417,000, respectively.

4.   STOCKHOLDERS' EQUITY:

     NOTES RECEIVABLE FROM STOCKHOLDERS

     At December 31, 1997, notes receivable from stockholders included two notes payable to the Company for common stock option exercises during 1993. These notes, which did not have a stated interest rate, were due and paid in full during January 1998.

     In September 1998, two officers and directors exercised stock options to purchased 243,364 shares of the Company's common stock, through the issuance of non- recourse notes payable to the Company in the amount of $85,177. These notes had an interest rate of 6% and are due in September 2003. Interest earned during the year ended December 31, 1998 and the six months ended June 30, 1999 was $1,482 and $1,545, respectively, and is included in interest income. In April 1999, the Company's Board of Directors approved the forgiveness of all amounts due under these notes, resulting in a compensation charge of $1,142,837, based on the fair value of the underlying common stock on the date the notes were forgiven. This expense has been included in stock-based compensation expense for the six months ended June 30, 1999.

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     WARRANTS

     During 1996, the Company received cash proceeds totaling $3,000,000 from the issuance of two separate notes payable. The notes had an interest rate of 13.5%. The noteholders were issued stock purchase warrants with the right to purchase 378,807 shares of the Company's common stock at a price of $0.01 per share. These warrants were immediately exercisable. The warrants were ascribed a value of $954,593, which was recorded as additional paid-in capital and as a discount to the value of the note. This discount was recognized over the term of the note. The accretion of debt discount for these warrants during 1996 was $116,400. The notes were repaid in full during 1997 and accordingly, the remaining unamortized discount of $838,193 was recognized as an extraordinary loss on early extinguishment of debt in 1997. These warrants were exercised in full during 1998.

     TREASURY STOCK

     On January 2, 1998, the Company repurchased 2,213,384 shares (approximately 80%) of its outstanding common stock. These purchases were made in privately negotiated transactions at a price per share of $1.39. The Company paid $1.21 per share of the repurchase price in January 1998 and made payments of $0.18 per share during July 1998 upon the release of the restricted cash balance. The Company plans to use these repurchased shares for its employee stock option plans.

5.   STOCK OPTIONS AND WARRANTS:

     During 1990, the Company adopted the 1990 Stock Option Plan (the "1990 Plan"), which provides for the grant of incentive and non-qualified stock options for the purchase of up to 800,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. On March 20, 1998, the Board of Directors approved the adoption of the 1998 Stock Option Plan (the "1998 Plan"), which provides for the grant of incentive and non-qualified stock options up to an aggregate of 400,000 shares of the Company's common stock to employees, officers, directors and consultants of the Company. The Board of Directors is responsible for the administration of the 1990 Plan and the 1998 Plan. The Board determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. Generally, options have a term of ten years and vest over a period of three to four years. Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant or director.

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes activity of the Company's option plans since January 1, 1997:

                                                                                 WEIGHTED-
                                                                                  AVERAGE
                                                                                 EXERCISE
                                                                  SHARES           PRICE
                                                                  ------         --------
          Outstanding at December 31, 1996                        515,426         $ 2.73
          Granted                                                      --             --
          Exercised                                               (28,400)          1.06
          Canceled                                               (132,600)          2.86
                                                                  -------

          Outstanding at December 31, 1997                        354,426           2.82
          Granted, at fair value                                   57,000           1.39
          Granted, at below fair value                            314,108           0.35
          Exercised                                              (286,364)          0.31
          Canceled                                               (334,426)          2.73
                                                                  -------
          Outstanding at December 31, 1998                        104,744         $ 0.69
                                                                  =======


     As of December 31, 1997 and 1998, options to purchase 117,849 and 85,244 shares of common stock, respectively, were exercisable with weighted-average exercise prices of $2.38 and $0.53, respectively. The weighted average fair value per share of options granted at fair value and below fair value during 1998 was approximately $0.95 and $1.22, respectively. As of December 31, 1998, 28,892 shares were available for future grant under the 1998 Plan.

     The following table summarizes the stock options outstanding at December 31, 1998:

                                     WEIGHTED-
                                      AVERAGE
                                     REMAINING
    EXERCISE                        CONTRACTUAL         SHARES
     PRICE          SHARES             LIFE           EXERCISABLE
    --------        ------          -----------       -----------

     $ 0.35         70,744           9.7 years          70,744
     $ 1.39         34,000           9.6 years          14,500
                   -------                              ------
                   104,744                              85,244
                   =======                              ======

                              VOICE FX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     During 1998, the Company's Board of Directors authorized that all employee options under the 1990 Plan would be eligible to be exchanged for options with an exercise price at the then fair market value, as determined by the Board of Directors, of $1.39 per share. Prior to the repricing, these options had exercise prices ranging from $2.92 to $3.04 per share. This cancellation and reissuance of stock options affected options for 286,426 shares.

     During 1998, the Company granted stock options to purchase 314,108 shares of common stock with an exercise price of $0.35 per share. Relating to these options, the Company recorded compensation expense of $326,672, representing the aggregate difference between the estimated fair value of the common stock on the date of grant and the exercise price of those options. As the options were immediately exercisable, the compensation expense was fully recognized in 1998 and was also recorded as a component of additional paid-in capital within stockholders' equity.

     Had compensation cost been determined based on the fair value at the grant date for awards in fiscal years 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net losses from continuing operations before extraordinary loss for 1997 and 1998 would have been $2,334,379 and $1,669,647, respectively. For this purpose, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; no volatility; risk-free interest rate of 5.5%; and an expected option term of four years. Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years.

6.   RELATED PARTY TRANSACTIONS:

     In January 1998, the Company advanced a total of $32,009 to two officers and directors. These advances were payable upon demand and did not have a stated interest rate. In April 1999, the Company's Board of Directors approved the forgiveness of these advances, resulting in a compensation charge of $32,009. This expense has been included in general and administrative expenses for the six months ended June 30, 1999.

7.   DISCONTINUED OPERATIONS:

     During 1997, the Company sold its sample distribution business and its corporate teleservices division. The acquirer purchased all related assets and assumed certain related liabilities of these businesses, including accounts receivable, accounts payable, accrued and prepaid expenses and deferred revenue. As of December 31, 1997 and 1998, there were no assets or liabilities related to these businesses recorded in the Company's financial statements.

     Operating results of these businesses from January 1, 1997 through the date of disposition have been reflected within the statement of operations as discontinued operations. Revenue of the sold businesses for the year ended December 31, 1997 was approximately $1,124,000, which has been included within the loss from discontinued operations.

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   INCOME TAXES:

     At December 31, 1997 and 1998, the Company's deferred tax assets of approximately $150,000 and $300,000, respectively, consisted primarily of net operating loss carryforwards. The Company has provided a valuation allowance for the full amount of its net deferred tax assets as the realization of these future benefits cannot be reasonably assured at December 31, 1998.

     At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $600,000 and $950,000, respectively, available to reduce future taxable income. The federal and state net operating loss carryforward begin to expire in 2011.

     As a result of the 1997 sale of the teleservices and sample distribution businesses, the Company recognized a gain of approximately $6.7 million. The Company utilized approximately $3.5 million of its federal tax loss carryforwards and approximately $1.0 million of its state tax loss carryforwards to reduce the taxable gain. As a result, total federal and state corporate income taxes for 1997 were approximately $220,000, which are included within the gain on disposal of discontinued operations.

9.   COMMITMENTS:

     The Company leases its office space under noncancelable operating leases. Total rent expense under these operating leases for the years ended December 31, 1997 and 1998 was approximately $76,000 and $68,000, respectively. The Company also leases certain equipment under a capital lease.

     Future minimum lease payments under all noncancelable operating and capital leases as of December 31, 1998 are as follows:

                                                                      OPERATING           CAPITAL
YEAR ENDING DECEMBER 31,                                                LEASES             LEASE
                                                                      ---------           -------
1999                                                                   $ 81,582          $ 41,332
2000                                                                     20,433            10,333
                                                                       --------          --------
                                                                       $102,015            51,665
                                                                       ========

Less:  amount representing interest                                                         4,822
                                                                                         --------
Present value of future minimum lease payments                                             46,843
Less:  amounts due within one year                                                         36,763
                                                                                         --------
Long-term portion                                                                        $ 10,080
                                                                                         ========


10.  401(k) SAVINGS PLAN:

     The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet certain requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The terms of the plan provide for the Company to assume the cost of plan administration. The Company may make contributions to the 401(k) Plan at the discretion of management; to date, no contributions by the Company have been made to the 401(k) Plan.

                              VOICE FX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  SUBSEQUENT EVENT:

     On October 7, 1999, the Company completed a merger with Student Advantage, Inc. whereby Student Advantage acquired all of the common stock of the Company by paying approximately $1.1 million in cash and issuing 430,082 shares of Student Advantage common stock. Assets acquired by Student Advantage consist of all tangible assets of the Company, as well as customer relationships, patents, completed technology and the Company's workforce.

(b)  PRO FORMA FINANCIAL INFORMATION

                             STUDENT ADVANTAGE, INC.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On October 7, 1999, SA Acquisition II, Inc. ("SA"), a wholly owned subsidiary of Student Advantage, Inc. (the "Company"), merged into Voice FX Corporation ("FX") pursuant to an Agreement and Plan of Merger by and among the Company, SA and FX, dated September 27, 1999. At the close of the transaction, FX became a wholly-owned subsidiary of the Company. Voice FX provides Internet and interactive voice response telephone services to college and university students, primarily grade reporting, transcript ordering and financial aid status reporting.

     All of the outstanding capital stock of FX was converted into 430,082 shares of Common Stock, $.01 par value, of the Company and $1.1 million in cash. Additionally the Company assumed outstanding FX stock options, which were converted into options to purchase an aggregate of 59,687 shares of Company Common Stock. The exchange rate used to convert the capital stock and options of FX into Common Stock and options of the Company and cash were determined as a result of arms length negotiation.

     The accompanying unaudited pro forma combined financial statements are presented as if the Company and FX had been operating as a combined entity. The unaudited pro forma combined balance sheet as of June 30, 1999 presents the financial position of the Company assuming the acquisition had occurred on June 30, 1999. The unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 present the results of operations of the Company assuming the acquisition had occurred on January 1, 1998 and January 1, 1999, respectively, and included all material pro forma adjustments necessary for this purpose. All material adjustments to reflect the acquisition are set forth in the column "Pro Forma Adjustments."

     The pro forma data is for informational purposes only and may not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had the Company and FX been operating as a combined entity for the specified periods. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

                             STUDENT ADVANTAGE, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                  JUNE 30, 1999
                                 (IN THOUSANDS)
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                             Student                             Pro                    Pro
                                                            Advantage,       Voice FX           Forma                  Forma
                                                               Inc.         Corporation       Adjustments             Combined
                                                            ----------      ------------      -----------             --------
     ASSETS
     Cash and cash equivalents                               $ 26,235         $    264         $ (1,133)(a)           $ 25,366
     Marketable securities                                     20,582               --               --                 20,582
     Accounts receivable, net                                   2,190              830               --                  3,020
     Prepaid expenses and other current assets                    788               29               --                    817
                                                             --------         --------         --------               --------
     Total current Assets                                      49,795            1,123           (1,133)                49,785

     Property and equipment, net                                2,205              646               --                  2,851
     Intangible assets, net                                     1,636               --            6,255(b)               7,891
     Other Assets                                                  --               27               --                     27
                                                             --------         --------         --------               --------

     TOTAL ASSETS                                            $ 53,636         $  1,796         $  5,122               $ 60,554
                                                             ========         ========         ========               ========

     LIABILITIES
     Borrowings under line of credit                         $     60         $     --         $     --               $     60
     Accounts payable                                           3,276              437               --                  3,713
     Accrued compensation                                       1,079               --               --                  1,079
     Other accrued expenses                                     3,675              161              150(a)               3,986
     Deferred revenue                                           8,532              496               --                  9,028
     Current portion of capital lease obligation                   --               25               --                     25
                                                             --------         --------         --------               --------
     Total current liabilities                                 16,622            1,119              150                 17,891
                                                             --------         --------         --------               --------

     Notes payable                                                430               --               --                    430
     Capital lease obligation, net of current portion              --                4               --                      4
                                                             --------         --------         --------               --------

     STOCKHOLDER'S EQUITY
     Common stock                                                 338               30              (26)(a)                342
     Additional paid-in capital                                73,839            6,851           (1,210)(a)             79,480
     Accumulated deficit                                      (34,557)          (3,131)           3,131(a)             (34,557)
     Deferred compensation                                     (3,036)              --               --                 (3,036)
     Treasury stock, at cost                                       --           (3,077)           3,077                     --
                                                             --------         --------         --------               --------
     Stockholder's equity                                      36,584              673            4,972                 42,229
                                                             --------         --------         --------               --------

     Total liabilities and stockholder's equity              $ 53,636         $  1,796         $  5,122               $ 60,554
                                                             ========         ========         ========               ========



The accompanying notes are an integral part of the unaudited pro forma combined financial statements

                             STUDENT ADVANTAGE, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                  Student                               Pro                    Pro
                                                 Advantage,       Voice FX             Forma                  Forma
                                                    Inc.         Corporation        Adjustments              Combined
                                                 ----------      -----------        -----------              --------
     Revenue
       Subscription                              $  4,034         $     --            $     --               $  4,034
       Other                                        5,665            2,631                  --                  8,296
                                                 --------         --------            --------               --------
     Total revenue                                  9,699            2,631                  --                 12,330
     Costs and expenses
       Cost of subscription revenue                   804               --                  --                    804
       Cost of other revenue                        4,822            1,391                (198)(d)              6,015
       Product development                          2,810              226                  --                  3,036
       Sales and marketing                          4,957              492                  --                  5,449
       General and administrative                   4,374              389                 (12)(d)              4,751
       Depreciation and amortization                  734               --                 949(c)(d)            1,683
       Stock-based compensation                       554            1,143                  --                  1,697
                                                 --------         --------            --------               --------
     Total costs and expenses                      19,055            3,641                 739                 23,435
                                                 --------         --------            --------               --------
     Loss from operations                          (9,356)          (1,010)               (739)               (11,105)

     Interest income (expense), net                   124                1                  --                    125
                                                 --------         --------            --------               --------

     Net loss                                    $ (9,232)        $ (1,009)           $   (739)              $(10,980)
                                                 ========         ========            ========               ========

     Basic and diluted net loss per share        $  (0.47)                                                   $  (0.54)
                                                 ========                                                    ========

     Shares used in computing basic and
       diluted net loss per share                  19,792                                  430(e)              20,222
                                                 ========                             ========               ========


The accompanying notes are an integral part of the unaudited pro forma combined financial statements

                             STUDENT ADVANTAGE, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)
--------------------------------------------------------------------------------

                                                           Student                                Pro                    Pro
                                                          Advantage,       Voice FX              Forma                  Forma
                                                             Inc.         Corporation         Adjustments              Combined
                                                          ----------      -----------         -----------              --------
     Revenue
       Subscription                                        $  7,174         $     --            $     --                  7,174
       Other                                                 12,186            2,035                  --                 14,221
                                                           --------         --------            --------               --------
     Total revenue                                           19,360            2,035                  --                 21,395
     Costs and expenses
       Cost of subscription revenue                           2,442               --                  --                  2,442
       Cost of other revenue                                  7,867            1,624                (396)(d)              9,095
       Product development                                    4,948              508                  --                  5,456
       Sales and marketing                                    7,313              464                  --                  7,777
       General and administrative                             5,484              466                 (21)(d)              5,929
       Depreciation and amortization                          1,155               --               1,895(c)(d)            3,050
       Stock-based compensation                                 808              327                  --                  1,135
                                                           --------         --------            --------               --------
     Total costs and expenses                                30,017            3,389               1,478                 34,884
                                                           --------         --------            --------               --------
     Loss from operations                                   (10,657)          (1,354)             (1,478)               (13,489)

     Interest income (expense), net                             121               58                  --                    179
                                                           --------         --------            --------               --------

     Net loss                                              $(10,536)        $ (1,296)           $ (1,478)              $(13,310)
                                                           ========         ========            ========               ========

     Basic and diluted net loss per share                  $  (0.59)                                                   $  (0.73)
                                                           ========                                                    ========

     Shares used in computing basic and
       diluted net loss per share                            17,710                                  430(g)              18,140
                                                           ========                             ========               ========


The accompanying notes are an integral part of the unaudited pro forma combined financial statements

                             STUDENT ADVANTAGE, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

a.) To give effect to the elimination of Voice FX's stockholder's equity and to record the total consideration of $6.9 million paid in the acquisition of Voice FX.

     In connection with the acquisition, Student Advantage paid $1.1 million in cash to Voice FX shareholders, issued 430,082 shares to Voice FX shareholders, valued at $5.0 million, in exchange for all the outstanding capital stock of Voice FX. In addition, Student Advantage agreed to assume all outstanding options to purchase Voice FX common stock through issuing 59,687 options to purchase common stock, valued at approximately $700,000. Student Advantage also incurred fees of approximately $150,000 in connection with the transaction.

b.) To give effect to the intangible assets acquired including completed technology ($1.2 million), assembled work force ($0.5 million), and goodwill ($4.6 million).

c.) To reflect the amortization (on a straight-line basis) had the acquisition occurred at the beginning of the periods presented of completed technology, assembled work force, and goodwill recorded in connection with the acquisition, over expected useful lives of between three and five years.

d.) To reclassify certain expenses within cost of other revenue and general and administrative expenses to conform to Student Advantage's historical presentation.

e.) The calculation of pro forma weighted-average number of shares outstanding includes the weighted-average number of common shares outstanding of Student Advantage for the respective periods, adjusted to give effect to the issuance of 430,082 shares of Student Advantage's common stock in connection with the acquisition. For the six months ended June 30, 1999 and the year ended December 31, 1998, the calculation does not include the effect of common stock equivalents as their inclusion would be antidilutive.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


                                       STUDENT ADVANTAGE, INC.


DATE: NOVEMBER 15, 1999                BY: /s/ CHRISTOPHER B. ANDREWS
      -----------------                        ----------------------
                                       CHRISTOPHER B. ANDREWS
                                       VICE PRESIDENT FINANCE AND ADMINISTRATION
                                       AND CHIEF FINANCIAL OFFICER
                                         (PRINICIPAL FINANCIAL AND ACCOUNTING
                                          OFFICER)

EXHIBIT INDEX
-------------

     2.1*           Agreement and Plan of Merger among Student Advantage, Inc., SA Acquisition II,
                    Inc. and Voice FX Corporation dated September 27, 1999.

    23.1            Consent of PricewaterhouseCoopers LLP

-------------
* previously filed